Exhibit 4.02

LEHMAN BROTHERS HOLDINGS INC.

100% Principal Protected Notes Linked to a Basket Consisting of an Index Fund Component and a Commodity Component Due March 30, 2012

Number R-1	$5,816,000
ISIN US5252M0AE71	CUSIP 5252M0AE7

See Reverse for Certain Definitions

THIS SECURITY (THIS “SECURITY”) IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TO A NOMINEE OF THE DEPOSITORY OR BY A NOMINEE OF THE DEPOSITORY TO SUCH DEPOSITORY OR ANOTHER NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO LEHMAN BROTHERS HOLDINGS INC. OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY SECURITY ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

LEHMAN BROTHERS HOLDINGS INC., a corporation duly organized and existing under the laws of the State of Delaware (hereinafter called the “Company”), for value received, hereby promises to pay to CEDE & CO. or registered assigns, at the office or agency of the Company in the Borough of Manhattan, The City of New York, on the Maturity Date, in such coin or currency of the United States of America at the time of payment shall be legal tender for the payment of public and private debts, for each $1,000 principal amount of the Securities represented hereby, an amount equal to the Redemption Amount. THE SECURITIES REPRESENTED HEREBY SHALL NOT BEAR ANY INTEREST.

Any amount payable on the Maturity Date hereon will be paid only upon presentation and surrender of this Security.

REFERENCE IS HEREBY MADE TO THE FURTHER PROVISIONS OF THIS SECURITY SET FORTH ON THE REVERSE HEREOF WHICH FURTHER PROVISIONS SHALL FOR ALL PURPOSES HAVE THE SAME EFFECT AS IF SET FORTH AT THIS PLACE.

The Index Fund and each Commodity Index included in the Commodity Component of the Basket are trademarks of the respective sponsors of the Index Fund or such Commodity Index, as applicable, and have been licensed for use by the Company. The Securities, which are linked in part to the performance of the Index Fund and the Commodity Indices, are not sponsored, endorsed, sold or promoted by any sponsors of the Index Fund or the Commodity Indices, and the sponsors of the Index Fund and Commodity Indices make no representation regarding the advisability of investing in the Securities.

This Security shall not be valid or become obligatory for any purpose until the certificate of authentication hereon shall have been signed by the Trustee under the Indenture referred to on the reverse hereof.

2

IN WITNESS WHEREOF, Lehman Brothers Holdings Inc. has caused this instrument to be signed by its Chairman of the Board, its President, its Vice Chairman, its Chief Financial Officer, one of its Vice Presidents or its Treasurer, by manual or facsimile signature under its corporate seal, attested by its Secretary or one of its Assistant Secretaries by manual or facsimile signature.

Dated: December 31, 2007	LEHMAN BROTHERS HOLDINGS INC.

[SEAL]	By:
Vice President

Attest:
Assistant Secretary

TRUSTEE’S CERTIFICATE OF AUTHENTICATION

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

CITIBANK, N.A. as Trustee

By:
Authorized Officer

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Reverse of Security

This Security is one of a duly authorized series of Securities of the Company designated as 100% Principal Protected Notes Linked to a Basket Consisting of an Index Fund Component and a Commodity Component Due March 30, 2012 (herein called the “Securities”). The Company may, without the consent of the holders of the Securities, create and issue additional notes ranking equally with the Securities and otherwise similar in all respects so that such additional notes shall be consolidated and form a single series with the Securities; provided that no additional notes can be issued if an Event of Default has occurred with respect to the Securities. This series of Securities is one of an indefinite number of series of debt securities of the Company, issued and to be issued under an indenture, dated as of September 1, 1987, as amended (herein called the “Indenture”), duly executed and delivered by the Company and Citibank, N.A., as trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a description of the rights, limitations of rights, obligations, duties and immunities thereunder of the Company, the Trustee and the Holders of the Securities.

The Redemption Amount, at the request of the Trustee, shall be determined by the Calculation Agent pursuant to the Calculation Agency Agreement. The Trustee shall fully rely on the determination by the Calculation Agent of the Redemption Amount and shall have no duty to make any such determination. The Calculation Agent will provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, of the Redemption Amount on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Final Basket Level, and the Basket Return (including, without limitation, the Index Fund Share Return and each Weighted Component Commodity Return) will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., .876545 would be rounded to ..87655); all dollar amounts related to determination of the Redemption Amount per $1,000 principal amount Security will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., .76545 would be rounded up to .7655); and all dollar amounts paid on the aggregate principal amount of Securities per Holder will be rounded to the nearest cent, with one-half cent rounded upward.

This Security is not subject to any sinking fund.

If an Event of Default with respect to the Securities shall occur and be continuing, the amounts payable on all of the Securities may be declared due and payable in the manner and with the effect provided in the Indenture. The amount payable to the Holder hereof, per $1,000 principal amount Security, upon any acceleration permitted under the Indenture will be equal to the Redemption Amount. The Redemption Amount will be calculated as though the date of acceleration were the Maturity Date and the fifth Business Day immediately preceding the date of acceleration were the Valuation Date. If the maturity of the Securities is accelerated because of an Event of Default, the Company shall, or shall cause the Calculation Agent to, provide written notice to the Trustee at its New York office, on which notice the Trustee may conclusively rely, and to The Depository Trust Company of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

The Indenture contains provisions permitting the Company and the Trustee, with the consent of the holders of not less than 66 2/3% in aggregate principal amount of each series of Securities at the time Outstanding to be affected (each series voting as a class), evidenced as in the Indenture provided, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of the Indenture or of any supplemental indenture or modifying in any manner the rights of the holders of the Securities of all such series; provided, however, that no such supplemental indenture shall, among other things, (i) change the fixed maturity of any Security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon, if any, or reduce any premium payable on redemption, or make the principal thereof, or premium, if any, or interest thereon, if any, payable in any coin or currency other than that hereinabove provided, without the consent of the holder of each Security so affected, or (ii) change the place of payment on any Security, or impair the right to institute suit for payment on any Security, or reduce the aforesaid percentage of Securities, the holders of which are required to consent to any such supplemental indenture, without the consent of the holders of each Security so affected. It is also provided in the Indenture that, prior to any declaration accelerating the maturity of any series of Securities, the holders of a majority in aggregate principal amount of the Securities of such series Outstanding may on behalf of the holders of all the Securities of such series waive any past default or Event of Default under the Indenture with respect to such series and its consequences, except a default in the payment of interest, if any, or the principal of, or premium, if any, on any of the Securities of such series, or in the payment of any sinking fund installment or analogous obligation with respect to Securities of such series. Any such consent or waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future holders and owners of this Security and any Securities which may be issued in exchange or substitution hereof, irrespective of whether or not any notation thereof is made upon this Security or such other Securities.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal amount with respect to this Security.

The Securities are issuable in denominations of $1,000 and any whole multiples of $1,000.

The Company, the Trustee, and any agent of the Company or of the Trustee may deem and treat the registered holder (the “Holder”) hereof as the absolute owner of this Security (whether or not this Security shall be overdue and notwithstanding any notation of ownership or other writing hereon), for the purpose of receiving payment hereof, or on account hereof, and for all other purposes and neither the Company nor the Trustee nor any agent of the Company or of the Trustee shall be affected by any notice to the contrary. All such payments made to or upon the order of such registered holder shall, to the extent of the sum or sums paid, effectually satisfy and discharge liability for moneys payable on this Security.

No recourse for the payment of the principal of, premium, if any, or interest on this Security, or for any claim based hereon or otherwise in respect hereof, and no recourse under or upon any obligation, covenant or agreement of the Company in the Indenture or any indenture supplemental thereto or in any Security, or because of the creation of any indebtedness represented thereby, shall be had against any incorporator, stockholder, officer or director, as such, past, present or future, of the Company or of any successor corporation, either directly or through the Company or any successor corporation, whether by virtue of any constitution, statute or rule of law or by the enforcement of any assessment or penalty or otherwise, all such liability being, by the acceptance hereof and as part of the consideration for the issue hereof, expressly waived and released.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the Corporate Trust Office or agency in a Place of Payment for this Security, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney duly authorized in writing, and thereupon one or more new Securities of this series or of like tenor and of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Company agrees, and by acceptance of a beneficial ownership interest in the Securities, each Holder will be deemed to have agreed, for United States federal income tax purposes, (i) to treat the Securities as indebtedness that is subject to Treas. Reg. Sec. 1.1275-4 (the “Contingent Payment Regulations”) and (ii) to be bound by the Company’s determination of the “comparable yield” and “projected payment schedule,” within the meaning of the Contingent Payment Regulations, with respect to the Securities. The Company has determined that the comparable yield is an annual rate of 5.3683%, compounded semi-annually. Based on the comparable yield, the projected payment schedule per $1,000 principal amount Security is $1,252.50 due at maturity.

THE INDENTURE AND THIS SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Definitions

Set forth below are definitions of the terms used in this Security.

“Basket” shall mean the basket consisting of the Index Fund Component and the Commodity Component (each, a “Basket Component” and, together, the “Basket Components”).

“Basket Return”, as calculated by the Calculation Agent, shall be determined as follows:

Final Basket Level — Initial Basket Level
Initial Basket Level

“Business Day”, notwithstanding any provision in the Indenture, shall mean any day that is not a Saturday or Sunday and that is not a day on which banking institutions in The City of New York are authorized or obligated by law to close.

“Calculation Agency Agreement” shall mean the Calculation Agency Agreement, dated as of December 21, 2006 between the Company and the Calculation Agent, as amended from time to time, or any successor calculation agency agreement.

“Calculation Agent” shall mean the person that has entered into an agreement with the Company providing for, among other things, the determination of the Redemption Amount, which term shall, unless the context otherwise requires, include its successors and assigns. The initial Calculation Agent shall be Lehman Brothers Inc.

“Closing Share Price” of one share of the Index Fund (or any Successor Index Fund) or one unit of any other security for which a closing price must be determined on any Trading Day shall mean:

•

if the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading on a national securities exchange, the last reported sale price, regular way, of the principal trading session on such day on the principal United States securities exchange registered under the Exchange Act, on which the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading;

•

if the Index Fund (or any such Successor Index Fund or such other security) is listed or admitted to trading on any national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board Service on such day;

•

if the Index Fund (or any such Successor Index Fund or such other security) is not listed or admitted to trading on any national securities exchange but is included in the OTC Bulletin Board, the last reported sale price of the principal trading session on the OTC Bulletin Board on such day;

•

if the Index Fund (or any such Successor Index Fund) is de-listed, liquidated or otherwise terminated, the closing price calculated pursuant to the alternative methods of calculation of price described below under “Alternative Calculation of Closing Share Price”; or

•

if, because of an Index Fund Disruption Event or otherwise, the last reported sale price for the Index Fund (or any such Successor Index Fund or such other security) is not available pursuant to the preceding bullet points, the mean, as determined by the Calculation Agent, of the bid prices for the shares of the Index Fund (or any such Successor Index Fund or such other security) obtained from as many recognized dealers in such security, but not exceeding three, as will make such bid prices available to the Calculation Agent. Bids of any of the Company’s affiliates may be included in the calculation of such mean, but only to the extent that any such bid is not the highest or the lowest of the bids obtained;

in each case subject to the provisions of “Alternative Calculation of Closing Share Price” below.

“Commodity Component” shall mean, collectively, the 10 commodities and the two indices identified under the heading “Component Commodity” in the definition of “Component Commodities.”

“Commodity Component Level” shall be determined as follows:

Commodity Component Weighting × (1 + the sum of the Weighted Component Commodity Returns).

“Commodity Component Weighting” is equal to 70.

“Commodity Disruption Event” has the meaning set forth below under “Commodity Disruption Event.”

“Commodity Index” shall refer to each of the GSCI® Livestock and GSCI® Agriculture (together the “Commodity Indices”).

“Commodity Index Sponsor” with respect to the Commodity Indices shall be Standard & Poor’s, a division of The McGraw-Hill Companies, Inc.

“Commodity Price” for each Component Commodity is as follows:

Component Commodity	Component Commodity
Crude Oil Natural Gas RBOB Gasoline Heating Oil	For each of Crude Oil, Natural Gas, RBOB Gasoline and Heating Oil, the official settlement price of the first nearby month futures contract (or, in the case of the last Trading Day of the first nearby month contract, the second nearby month contract) for that Component Commodity, expressed (a) in the case of Crude Oil, as the U.S. dollar price per barrel, (b) in the case of Natural Gas, as the U.S. dollar price per million British thermal units (Btu), and (c) in the case of RBOB Gasoline and Heating Oil, as the U.S. dollar price per gallon, in each case as made public by the Relevant Exchange for that Component Commodity (subject to the occurrence of a Commodity Disruption Event).

Aluminum Copper Nickel Zinc Lead	For each of Aluminum, Copper, Nickel, Zinc and Lead, the official settlement price of that Component Commodity for cash delivery, expressed as the U.S. dollar price per metric ton of the Component Commodity, as made public by the Relevant Exchange for that Component Commodity (subject to the occurrence of a Commodity Disruption Event).

Gold	The official afternoon fixing price of Gold, stated in U.S. dollars per troy ounce, as calculated and quoted by the London Bullion Market Association (the “LBMA”) (subject to the occurrence of a Commodity Disruption Event).

GSCI® Livestock GSCI® Agriculture	For each of GSCI® Livestock and GSCI® Agriculture, the closing level of that Commodity Index, as determined and published by the Commodity Index Sponsor (subject to the occurrence of a Commodity Disruption Event), rounded to four decimal places.

“Company” shall have the meaning set forth on the face of this Security.

“Component Commodities” and “Component Commodity Weightings” shall be as follows:

Component Commodity	Component Commodity Weighting
Light sweet crude oil (“Crude Oil”)	15%

Henry Hub natural gas (“Natural Gas”)	10%

Reformulated gasoline blendstock for oxygen blending (“RBOB Gasoline”)	5%

No. 2 fuel heating oil (“Heating Oil”)	5%

High Grade Primary Aluminum (“Aluminum”)	7%

Copper – Grade A (“Copper”)	7%

Primary Nickel (“Nickel”)	6%

Special High Grade Zinc (“Zinc”)	5%

Standard Lead (“Lead”)	5%

Gold (“Gold”)	5%

S&P GSCI Livestock Index Excess Return (“GSCI® Livestock”)	10%

S&P GSCI Agricultural Index Excess Return (“GSCI® Agriculture”)	20%

“Disruption Event” shall mean the occurrence of any Index Fund Disruption Event or Commodity Disruption Event.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Final Basket Level” shall be determined as follows:

Index Fund Component Level + Commodity Component Level

“Final Commodity Price” shall mean, for each Component Commodity, the Commodity Price on the Valuation Date.

“Final Share Price” shall equal the Closing Share Price of the Index Fund on the Valuation Date multiplied by the Share Adjustment Factor.

“Holder” shall have the meaning set forth on the reverse of this Security.

“Indenture” shall have the meaning set forth on the reverse of this Security.

“Index Fund” shall mean the iShares® MSCI Emerging Markets Index Fund.

“Index Fund Component” shall mean the iShares® MSCI Emerging Markets Index Fund.

“Index Fund Component Level” shall be determined as follows:

Index Fund Component Weighting × (1+ Index Fund Share Return)

“Index Fund Component Weighting” is equal to 30.

“Index Fund Disruption Event” has the meaning set forth below under “Index Fund Disruption Event.”

“Index Fund Share Return”, as calculated by the Calculation Agent, shall be determined as follows:

Final Share Price — Initial Share Price
Initial Share Price

“Index Fund Sponsor” with respect to the Index Fund shall be Barclays Global Investors, N.A.

“Initial Basket Level” shall be 100.

“Initial Commodity Price” for each Component Commodity shall equal as follows:

Component Commodity	Initial Commodity Price
Crude Oil	93.3100

Natural Gas	7.1900

RBOB Gasoline	237.9500

Heating Oil	2.6091

Aluminum	2,365.5000

Copper	6,630.0000

Nickel	26,500.0000

Zinc	2,356.5000

Lead	2,655.0000

Gold	810.5000

GSCI® Livestock	325.9386

GSCI® Agriculture	84.0096

“Initial Share Price” shall equal $153.72.

“Issue Date” shall be December 31, 2007.

“Maturity Date” shall mean March 30, 2012 unless that day is not a Business Day, in which case the amount equal to the Redemption Amount that would otherwise be due on the scheduled Maturity Date will instead be due on the next succeeding Business Day following March 30, 2012 with the same effect as if paid on March 30, 2012; provided, however, that if due to a non-Trading Day or a Disruption Event, the Valuation Date is postponed so that it falls less than five Business Days prior to the scheduled Maturity Date, the Maturity Date will be the fifth Business Day following the Valuation Date, as postponed.

“NYSE” shall mean The New York Stock Exchange, Inc.

“NYSE Arca” shall mean NYSE Arca, Inc.

“OTC Bulletin Board” means the OTC Bulletin Board Service operated by Financial Industry Regulatory Authority, Inc.

“Place of Payment” shall mean the place or places where the Redemption Amount is payable.

“Pricing Date” shall mean December 21, 2007.

“Redemption Amount” shall equal, as calculated by the Calculation Agent, for each $1,000 principal amount Security:

•	If the Final Basket Level is greater than the Initial Basket Level, $1,000 + ($1,000 × Basket Return × Upside Participation Rate).

•	If the Final Basket Level is equal to or less than the Initial Basket Level, $1,000.

“Relevant Exchange” shall mean (i) with respect to the Index Fund (or any Successor Index Fund), shall mean the primary exchange, quotation system (which includes bulletin board services) or other market of trading for the shares of the Index Fund (or any Successor Index Fund) or any security (or any combination thereof) then included in the Underlying Index (or any underlying index related to the Successor Index Fund) and (ii) for each Component Commodity (other than the Commodity Indices), the exchange set forth opposite such Component Commodity below, or its successor, or if the exchange set forth below is no longer the principal exchange or trading market for a Component Commodity or options or futures contracts for such Component Commodity, such other exchange or principal trading market for the relevant Component Commodity, and any principal exchanges where options or futures contracts on that Component Commodity are traded.

Component Commodity	Relevant Exchange
Crude Oil	The NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (“NYMEX”)

Natural Gas	NYMEX

RBOB Gasoline	NYMEX

Heating Oil	NYMEX

Aluminum	London Metal Exchange (“LME”)

Copper	LME

Nickel	LME

Zinc	LME

Lead	LME

Gold	The market in London on which members of the LBMA quote prices for the buying and selling of gold.

“Securities” shall have the meaning set forth on the reverse of this Security.

“Share Adjustment Factor” shall initially equal 1.0, subject to adjustment as described under “Anti-Dilution Adjustments.”

“Share Return”, as calculated by the Calculation Agent, shall be calculated as follows:

Final Share Price — Initial Share Price
Initial Share Price

“Trading Day” shall mean a day, as determined in good faith by the Calculation Agent, on which trading is generally conducted on the Relevant Exchange applicable to the affected Component Commodity or the Index Fund or on the organized exchange or market of trading for the affected Index Contract.

“Trustee” shall have the meaning set forth on the reverse of this Security.

“Underlying Index” shall mean the MSCI EM (Emerging Markets) Index (formerly the MSCI Emerging MarketsSM Index).

“Upside Participation Rate” shall be 101.5%.

“Valuation Business Day” shall mean a day, as determined in good faith by the Calculation Agent, on which (a) the Relevant Exchange for each Component Commodity and the Index Fund or (b) each organized exchange or market of trading for any Index Contract, are scheduled to be (or, but for the occurrence of a Disruption Event, would be) open for trading during their respective regular trading sessions (notwithstanding the Relevant Exchange or organized exchange or market, as applicable, closing prior to its scheduled closing time).

“Valuation Date” shall mean March 23, 2012 unless that day is not a Valuation Business Day, the immediately preceding Valuation Business Day; provided that, if a Disruption Event is in effect on the scheduled Valuation Date, the Valuation Date may be postponed (as described under “Index Fund Disruption Events” and “Commodity Disruption Events”)

“Weighted Component Commodity Return” for each Component Commodity shall be calculated as follows:

Component Commodity Weighting ×	Final Commodity Price — Initial Commodity Price Initial Commodity Price

All terms used but not defined in this Security are used herein as defined in the Calculation Agency Agreement or the Indenture.

Calculation Agent

The Calculation Agent will determine, among other things, the Final Basket Level, the Basket Return, the Final Share Price, the Final Commodity Prices, the Index Fund Share Return, the Weighted Component Commodity Returns, the Redemption Amount and the amount that the Company will pay Holders of the Securities at maturity. The Calculation Agent will also be responsible for determining whether a Disruption Event has occurred, whether any of the Commodity Indices or the Index Fund have been discontinued, whether there has been a material change in the method of calculation of any of the Commodity Indices or the Index Fund. All calculations, determinations and adjustments made by the Calculation Agent will be at the sole discretion of the Calculation Agent and will, in the absence of manifest error, be conclusive for all purposes and binding on Holders and on the Company. The Company may appoint a different Calculation Agent from time to time after the date of the original issue of the Securities without the Holders’ consent and without notifying Holders.

Index Fund Disruption Event

The Calculation Agent, in its sole discretion, will determine if any one of the following events has occurred or exists with respect to the Index Fund (or any Successor Index Fund or other security for which a Closing Share Price must be determined) on any day:

(1)(A) a suspension, absence or material limitation of trading of the shares of the Index Fund (or such Successor Index Fund or such other security) on the primary market for such shares (or such Successor Index Fund or such other security) at any time during the one- hour period preceding the close of the principal trading session in such market; or

(B) a breakdown or failure in the price and trade reporting systems of the primary market for the shares of the Index Fund (or such Successor Index Fund or such other security) as a result of which the reported trading prices for such shares (or such Successor Index Fund or such other security) during the last one-hour period preceding the close of the principal trading session in such market are materially inaccurate; or

(C) a suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the shares of the Index Fund (or such Successor Index Fund or such other security), if available, during the last one-hour period preceding the close of the principal trading session in the applicable market; or

(2)(A) a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) on the Relevant Exchanges for such stocks at any time during the one-hour period preceding the close of the principal trading session on such Relevant Exchange; or

(B) a breakdown or failure in the price and trade reporting systems of the primary market of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) at any time during the one-hour period preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

(C) a suspension, absence or material limitation of trading on any major securities exchange for trading in futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or shares of the Index Fund (or such Successor Index Fund or such other security) at any time during the one-hour period preceding the close of the principal trading session on such exchange; or

(D) a decision to permanently discontinue trading in the relevant futures or options contracts;

For the purpose of determining whether an Index Fund Disruption Event exists at any time, if trading in a security included in the Underlying Index (or the underlying index related to the Successor Index Fund) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Underlying Index (or the underlying index related to the Successor Index Fund) shall be based on a comparison of:

•	the portion of the level of the Underlying Index (or the underlying index related to the Successor Index Fund) attributable to that security relative to

•	the overall level of the Underlying Index (or the underlying index related to the Successor Index Fund),

in each case immediately before that suspension or limitation.

For purposes of determining whether an Index Fund Disruption Event has occurred:

(1) a limitation on the hours or number of days of trading will not constitute an Index Fund Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange or market;

(2) limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the Calculation Agent in its sole discretion) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

(3) a suspension of trading in futures or options contracts on the Underlying Index (or the underlying index related to the Successor Index Fund) or shares of the Index Fund (or such Successor Index Fund or such other security) by the primary securities market trading in such contracts by reason of:

•	a price change exceeding limits set by such exchange or market,

•	an imbalance of orders relating to such contracts, or

•	a disparity in bid and ask quotes relating to such contracts will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or the shares of the Index Fund (or such Successor Index Fund or such other security); and

(4) a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts related to the Underlying Index (or the underlying index related to the Successor Index Fund) or the shares of the Index Fund (or such Successor Index Fund or such other security) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Commodity Disruption Event

If a Commodity Disruption Event identified in clauses (A), (B) or (C) below relating to one or more Component Commodities (other than the Commodity Indices) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Commodity Component Level using:

•

for each such Component Commodity that did not suffer a Commodity Disruption Event on the scheduled Valuation Date, the Final Commodity Price for that Component Commodity on the scheduled Valuation Date, and

•

for each such Component Commodity that did suffer a Commodity Disruption Event on the scheduled Valuation Date, the Final Commodity Price on the immediately succeeding Trading Day for such Component Commodity on which no Commodity Disruption Event occurs or is continuing with respect to such Component Commodity;

provided, however, that if a Commodity Disruption Event has occurred or is continuing with respect to a Component Commodity on each of the eight scheduled Trading Days following the scheduled Valuation Date, then (a) that eighth scheduled Trading Day shall be deemed the Valuation Date for the affected Component Commodity; and (b) the Calculation Agent will determine the Final Commodity Price for the affected Component Commodity on such day in its sole and absolute discretion taking into account the latest available quotation for the Commodity Price for the affected Component Commodity and any other information that in good faith it deems relevant.

If a Commodity Disruption Event identified in clauses (D) or (E) below relating to one or more Component Commodities (other than Gold or the Commodity Indices) is in effect on the Valuation Date, the Calculation Agent will determine the Final Commodity Price for the affected Component Commodity on the scheduled Valuation Date in its sole and absolute discretion taking into account the latest available quotation for the Commodity Price for the affected Component Commodity and any other information that in good faith it deems relevant.

With respect to any Component Commodity that is a Commodity Index, if a Commodity Disruption Event relating to one or more futures contracts then included in the Commodity Index or any Successor Commodity Index (each such contract, an Index Contract) is in effect on the scheduled Valuation Date, the Calculation Agent will calculate the Final Commodity Price for such Commodity Index or Successor Commodity Index in good faith in accordance with the formula for and method of calculating the Commodity Index or Successor Commodity Index last in effect prior to commencement of the Commodity Disruption Event, using:

•

for each Index Contract that did not suffer a Commodity Disruption Event on the scheduled Valuation Date, the settlement price on the applicable organized exchange or market of trading for such Index Contract on the scheduled Valuation Date; and

•

for each Index Contract that did suffer a Commodity Disruption Event on the scheduled Valuation Date, the settlement price on the organized exchange or market of trading for such Index Contract on the immediately succeeding Trading Day on which no Commodity Disruption Event occurs or is continuing with respect to such Index Contract;

provided, however, that if a Commodity Disruption Event has occurred or is continuing with respect to such Index Contract on each of the eight scheduled Trading Days following the scheduled Valuation Date, then (a) that eighth scheduled Trading Day shall be deemed the Valuation Date for such Index Contract and (b) the Calculation Agent will determine the price for such Index Contract on such day in its sole and absolute discretion taking into account the latest available quotation for the price for such Index Contract and any other information that in good faith it deems relevant.

A Commodity Disruption Event is (a) for a Component Commodity other than a Commodity Index, any of the following events with respect to that Component Commodity and (b) with respect to a Commodity Index any of the following events with respect to an Index Contract, in each case as determined in good faith by the Calculation Agent:

(A)	the suspension of or material limitation on trading in the Component Commodity or Index Contract, or futures contracts or options related to the Component Commodity or Index Contract, on the Relevant Exchange for that Component Commodity or organized exchange or market of trading for that Index Contract;

(B)	either (i) the failure of trading to commence, or permanent discontinuance of trading, in the Component Commodity or Index Contract, or futures contracts or options related to the Component Commodity or Index Contract, on the Relevant Exchange for that Component Commodity or organized exchange or market of trading for that Index Contract, or (ii) the disappearance of, or of trading in, the Component Commodity or Index Contract;

(C)	the failure of the Relevant Exchange for the Component Commodity or organized exchange or market of trading for that Index Contract to publish the official daily settlement price of the Component Commodity or Index Contract for that day (or the information necessary for determining the settlement price);

solely with respect to Component Commodities other than Gold or any Commodity Index (or any Index Contract then comprising a Commodity Index or any Successor Commodity Index),

(D)	the occurrence since the Pricing Date of a material change in the content, composition, or constitution of the Component Commodity; or

(E)	the occurrence since the Pricing Date of a material change in the formula for or the method of calculating the settlement price of the Component Commodity.

For the purpose of determining whether a Commodity Disruption Event for a Component Commodity or an Index Contract has occurred:

(1)	a limitation on the hours in a Trading Day and/or number of days of trading will not constitute a Commodity Disruption Event if it results from an announced change in the regular business hours of the Relevant Exchange for the Component Commodity or organized exchange or market of trading for that Index Contract;

(2)	a suspension in trading in a Component Commodity on the Relevant Exchange for that Component Commodity or in an Index Contract on the organized exchange or market of trading for that Index Contract (without taking into account any extended or after-hours trading session), by reason of a price change reflecting the maximum permitted price change from the previous Trading Day’s settlement price will constitute a Commodity Disruption Event; and

(3)	a suspension of or material limitation on trading on a Relevant Exchange for a Component Commodity or an organized exchange or market of trading for an Index Contract will not include any time when the Relevant Exchange for that Component Commodity or an organized exchange or market of trading for that Index Contract is closed for trading under ordinary circumstances.

If a Commodity Index Unavailability Event (as defined below) is in effect on the scheduled Valuation Date (and no Commodity Disruption Event is then in effect), the Calculation Agent will determine the Final Commodity Price for the affected Commodity Index on the Valuation Date in good faith in accordance with the formula for and method of calculating the Commodity Index last in effect prior to commencement of the Commodity Index Unavailability Event, using the closing price for each Index Contract most recently constituting the Commodity Index on the organized exchange or market of trading for that Index Contract.

Redemption at Option of Issuer Upon Change in Law

If a change in law occurs after the Pricing Date that would, in the sole discretion of the Calculation Agent,

•

require the Company or its affiliates to unwind or terminate, or otherwise have an adverse affect upon, any of the contractual arrangements pursuant to which the Company has hedged its delivery obligations under the Securities, or

•	require the Company to redeem the Securities,

then the Company shall have the option to redeem the Securities in the manner described in the Indenture; provided, however, that any such redemption will be upon not less than 7 nor more than 20 Business Days written notice to the Holders of the Securities. The redemption price payable in connection with any such redemption will be determined as if the redemption date were the Maturity Date and the fifth business day preceding such redemption date were the Valuation Date.

The term “change in law” is broadly defined and will include, in addition to the adoption of, or change in, any applicable law (including, without limitation, any tax law), the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority).

Anti-Dilution Adjustments

Share Splits and Reverse Share Splits

If the shares of the Index Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor shall be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•

the number of shares that a holder of one share of the Index Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Index Fund is subject to a (i) share dividend, i.e., an issuance of additional shares of the Index Fund that is given ratably to all or substantially all holders of shares of the Index Fund or (ii) distribution of shares of the Index Fund as a result of the triggering of any provision of the corporate charter of the Index Fund, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor shall be adjusted so that the new Share Adjustment Factor equals the prior Share Adjustment Factor plus the product of:

•	the prior Share Adjustment Factor, and

•	the number of additional shares issued in the share dividend or distribution with respect to one share of the Index Fund.

Non-cash Distributions

If the Index Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Index Fund to all or substantially all holders of shares of the Index Fund (other than (i) share dividends or distributions referred to under “—Share Dividends or Distributions” above and (ii) cash dividends referred to under “—Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor shall be adjusted so that the new Share Adjustment Factor equals the product of:

•	the prior Share Adjustment Factor, and

•

a fraction, the numerator of which is the Current Market Price of one share of the Index Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

“Current Market Price” of the Index Fund means the arithmetic average of the Closing Share Prices for the ten Trading Days prior to the Trading Day with respect to the Index Fund immediately preceding the Ex-Dividend Date of the distribution requiring an adjustment to the Share Adjustment Factor.

The “Ex-Dividend Date” shall mean, with respect to a scheduled dividend or distribution on shares of the Index Fund, the first Trading Day on which transactions in the shares of the Index Fund trade on the Relevant Exchange without the right to receive that dividend or distribution.

The “Fair Market Value” of any distribution means the value of such distribution on the Ex-Dividend Date for such distribution, as determined by the Calculation Agent. If such distribution consists of property traded on the Ex-Dividend Date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such Ex-Dividend Date.

Cash Dividends or Distributions

If the issuer of any shares of the Index Fund pays dividends or makes other distributions consisting exclusively of cash to all or substantially all holders of shares of the Index Fund during any fiscal quarter during the term of the Securities, in an aggregate amount that, together with other such dividends or distributions made during such quarterly fiscal period, exceeds the Dividend Threshold, then, once the dividend or distribution has become effective and the shares of the Index Fund are trading ex-dividend, the Share Adjustment Factor will be adjusted so that the new Share Adjustment Factor shall equal the product of:

•	the prior Share Adjustment Factor, and

•

a fraction whose numerator is the Current Market Price of one share of the Index Fund and whose denominator is the amount by which such Current Market Price exceeds the amount in cash per share the Index Fund distributes to holders of shares of the Index Fund in excess of the Dividend Threshold.

“Dividend Threshold” shall mean the amount of any cash dividend or cash distribution distributed per share of the Index Fund that exceeds the immediately preceding cash dividend or other cash distribution, if any, per share of the Index Fund by more than 10% of the Closing Share Price on the Trading Day with respect to the Index Fund immediately preceding the Ex-Dividend Date with respect to the Index Fund.

The Calculation Agent will be solely responsible for the determination and calculation of any adjustments to the Share Adjustment Factor and of any related determinations and calculations, and its determinations and calculations with respect thereto will be conclusive in the absence of manifest error.

The Calculation Agent will provide information as to any adjustments to the Share Adjustment Factor upon written request by any investor in the notes.

Alternative Calculation of Closing Share Price

If the Index Fund (or a Successor Index Fund) is de-listed from NYSE Arca (or any other Relevant Exchange), liquidated or otherwise terminated, the Calculation Agent will substitute an exchange traded fund that the Calculation Agent determines, in its sole discretion, is comparable to the discontinued Index Fund (or such successor index fund) (such index fund being referred to herein as a “Successor Index Fund”). If the Index Fund (or a Successor Index Fund) is de-listed, liquidated or otherwise terminated and the Calculation Agent determines that no Successor Index Fund is available, then the Calculation Agent will, in its sole discretion, calculate the appropriate Closing Share Price of the shares of the Index Fund (or a Successor Index Fund) by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index Fund (or a Successor Index Fund). If a Successor Index Fund is selected or the Calculation Agent calculates a Closing Share Price by a computation methodology that the Calculation Agent determines will as closely as reasonably possible replicate the Index Fund (or a Successor Index Fund), that Successor Index Fund or Closing Share Price, as applicable, will be substituted for the Index Fund (or such Successor Index Fund) for all purposes of the Securities.

If at any time:

•	the Underlying Index (or the underlying index related to a Successor Index Fund) is changed in a material respect, or

•

the Index Fund (or a Successor Index Fund) in any other way is modified so that it does not, in the opinion of the Calculation Agent, fairly represent the Closing Share Price of the shares of the Index Fund (or such Successor Index Fund) had those changes or modifications not been made, then, from and after that time, the Calculation Agent will make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a Closing Share Price of an exchange traded fund comparable to the Index Fund (or such Successor Index Fund) as if those changes or modifications had not been made, and calculate the Closing Share Price with reference to the shares of the Index Fund (or such Successor Index Fund), as adjusted. The Calculation Agent also may determine that no adjustment is required by the modification of the method of calculation.

The Calculation Agent will provide information as to the method of calculating the Closing Share Price of the shares of the Index Fund (or such Successor Index Fund) upon written request by any Holder.

Commodity Index Adjustment

If the Commodity Index Sponsor discontinues publication of a Commodity Index and the Commodity Index Sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued Commodity Index (such index, a “Successor Commodity Index”), then the Final Commodity Price for such Commodity Index will be determined by reference to the level of such Successor Commodity Index at the close of trading on the organized exchange or market of trading for any futures contract (or any combination thereof) included in the Successor Commodity Index last to close on the Valuation Date; provided, however, that the Calculation Agent, in its sole discretion, may make such adjustments as it deems necessary to the level of the Successor Commodity Index so that the level of the Successor Commodity Index reflects the same level as that of the discontinued Commodity Index before it was discontinued. Upon any selection by the Calculation Agent of a Successor Commodity Index, the Calculation agent will cause written notice thereof to be promptly furnished to the Trustee, to the Issuer and to the Holders of the Securities.

If the Commodity Index Sponsor discontinues publication of a Commodity Index prior to, and such discontinuation is continuing on, the Valuation Date, and the Calculation Agent determines, in its sole discretion, that no Successor Commodity Index is available at such time, then the Calculation Agent will determine the Final Commodity Price for such Commodity Index on the Valuation Date. The Final Commodity Price for such Commodity Index will be computed by the Calculation Agent in accordance with the formula for and method of calculating the Commodity Index last in effect prior to such discontinuation, using the settlement prices at the close of trading on the Valuation Date on the organized exchange or market of trading for any futures contract (or any combination thereof) then included in the Commodity Index (or, if trading in any such futures contract has been materially suspended or materially limited, its good faith estimate of the settlement price that would have prevailed but for such suspension or limitation).

If at any time the method of calculating a Commodity Index or a Successor Commodity Index, or the level thereof, is, in the good faith judgment of the Calculation Agent, changed or modified in a material respect, the Calculation Agent may (but is not obligated to) make such adjustments to the Commodity Index or Successor Commodity Index or their respective methods of calculation as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a level of a commodity index comparable to the Commodity Index or such Successor Commodity Index, as the case may be, as if such changes or modifications had not been made, and the Calculation Agent will calculate the Final Commodity Price for such Commodity Index or Successor Commodity Index with reference to the Commodity Index or such Successor Commodity Index as adjusted. Accordingly, if the method of calculating the Commodity Index or a Successor Commodity Index is modified or rebased so that the level of the Commodity Index or Successor Commodity Index is a fraction or multiple of what it would have been if it had not been modified or rebased, then the Calculation Agent will adjust the level of the Commodity Index or Successor Commodity Index in order to arrive at a level of the Commodity Index or Successor Commodity Index as if it has not been modified or rebased.

Commodity Index Unavailability Event

If a Commodity Index Unavailability Event is in effect on the scheduled Valuation Date (and no Commodity Disruption Event is then in effect), the Calculation Agent will determine the Final Commodity Price for the affected Commodity Index on the Valuation Date in good faith in accordance with the formula for and method of calculating the Commodity Index last in effect prior to commencement of the Commodity Index Unavailability Event, using the closing price for each Index Contract most recently constituting the Commodity Index on the organized exchange or market of trading for that Index Contract.

A “Commodity Index Unavailability Event” means that a Commodity Index is not calculated and published by the Commodity Index Sponsor or any Successor Commodity Index is not calculated and published by the sponsors thereof.

The following abbreviations, when used in the inscription on the face of the within Security, shall be construed as though they were written out in full according to applicable laws or regulations:

TEN COM -	as tenants in common	UNIF GIFT MIN ACT - _________ Custodian _________
(Cust) (Minor)
TEN ENT -	as tenants by the entireties	under Uniform Gifts to Minors
JT TEN -	as joint tenants with right of	Act
	Survivorship and not as tenants in common	( State)

Additional abbreviations may also be used though not in the above list.

______________________________

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto

PLEASE INSERT SOCIAL SECURITY OR

OTHER IDENTIFYING NUMBER OF ASSIGNEE

(Name and Address of Assignee, including zip code, must be printed or typewritten.)

the within Security, and all rights thereunder, hereby irrevocably constituting and appointing to transfer the said Security on the books of the Company, with full power of substitution in the premises.

Dated:

__________________________________________

NOTICE: The signature to this assignment must correspond with the name as it appears upon the face of the within Security in every particular, without alteration or enlargement or any change whatever.

Signature(s) Guaranteed:

_______________________

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED MEDALLION SIGNATURE GUARANTEE PROGRAM), PURSUANT TO S.E.C. RULE 17Ad-15.